EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

February 15, 2002

Dear Sir/Madam:

We have read the paragraph (a)(i)-(v) of Item 4 included in the Form 8-K dated February 19, 2002 of AdvancePCS and Subsidiaries filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP